Exhibit 10.3

MICROGY HOLDINGS, LLC

and the

SUBSIDIARY GUARANTORS

named herein

as guarantors

GULF COAST INDUSTRIAL DEVELOPMENT AUTHORITY

ENVIRONMENTAL FACILITIES REVENUE BONDS

(Microgy Holdings Project)

Series 2006

and Other Guaranteed Obligations

GUARANTEE AGREEMENT

Dated as of October 1, 2006

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

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Section 4.02	Successor Person Substituted	35

ARTICLE 5.
DEFAULTS AND REMEDIES

Section 5.01	Events of Default	36
Section 5.02	Rights of Holders of Bonds to Receive Payment	37

ARTICLE 6.
TRUSTEE

Section 6.01	Duties of Trustee	38
Section 6.02	Rights of Trustee	39
Section 6.03	Individual Rights of Trustee	39
Section 6.04	Trustee’s Disclaimer	39
Section 6.05	Notice of Defaults	40
Section 6.06	[Reserved]	40
Section 6.07	Compensation and Indemnity	40

ARTICLE 7.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 7.01	Without Consent of Holders of Secured Obligations	41
Section 7.02	With Consent of Holders of Guaranteed Obligations	42
Section 7.03	Revocation and Effect of Consents	43
Section 7.04	Trustee to Sign Amendments, etc.	43

ARTICLE 8.
COLLATERAL AND SECURITY

Section 8.01	Security	44
Section 8.02	Collateral	44
Section 8.03	Further Assurances	44
Section 8.04	Collateral Trustee	45
Section 8.05	Security Documents	45
Section 8.06	Release of Security Interests	46
Section 8.07	Environmental Indemnity	46

ARTICLE 9.
COLLATERAL SHARING

Section 9.01	Equal and Ratable Lien Sharing by Holders of Guaranteed Obligations	47
Section 9.02	Enforcement of Security Interests	48
Section 9.03	Amendment and Supplement	48

ARTICLE 10.
SUBSIDIARY GUARANTEES

Section 10.01	Guarantee	48
Section 10.02	Limitation on Subsidiary Guarantor Liability	50
Section 10.03	Execution and Delivery of Guarantee Agreement	50

ii

EXHIBITS

Exhibit A Form of Supplemental Guarantee Agreement

iii

GUARANTEE AGREEMENT dated as of October 1, 2006, by and among Microgy Holdings, LLC, a Delaware limited liability company (the “Company”), the Subsidiary Guarantors (as defined herein) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), under the Indenture (as defined herein).

The Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Guaranteed Obligations (as defined herein), which, on the date hereof consist of the Gulf Coast Industrial Development Authority’s (“GCIDA”) Environmental Facilities Revenue Bonds (Microgy Holdings Project), Series 2006, in the original aggregate principal amount of $60,000,000 (the “Bonds”):

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary Guarantor of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Guaranteed Debtholders” means, as to any matter, a direction in writing delivered to the Collateral Trustee by or with the written consent of the Required Guaranteed Debtholders.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Percentage” means with respect to any specified Person as of any date, 5% of the Tangible Assets of such Person as of the end of the most recent fiscal quarter.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiary Guarantors taken as a whole or of a Subsidiary Guarantor shall be governed by the provisions of Section 4.01; and

(2) the issuance of Equity Interests in any of the Subsidiary Guarantors.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(3) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than 5% of Tangible Assets of the Company;

(4) a transfer of assets between or among the Company and the Subsidiary Guarantors;

(5) an issuance of Equity Interests by a Subsidiary Guarantor to the Company or to a Subsidiary Guarantor;

(6) the sale or lease of products (including environmental attributes) or services in the ordinary course of business and any sale or other disposition of damaged, worn out or obsolete assets or assets no longer used or useful in the Company’s or any Subsidiary Guarantor’s business;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) a Permitted Investment;

(9) a disposition resulting from any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case, as the result of the exercise of any right of condemnation or eminent domain, including any sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, any of the foregoing events;

(10) a disposition of assets (other than any assets securing this Guarantee Agreement) in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action; and

(11) a disposition of a contract relating to any Hedging Obligation or any collateral delivered under a Hedging Obligation.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means:

(12) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(13) with respect to a partnership, the Board of Directors of each general partner of the partnership;

(14) with respect to a limited liability company, the managing member or members or any controlling committee of managing members or Board of Directors thereof; and

(15) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(16) in the case of a corporation, corporate stock;

(17) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(18) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(19) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateral Fund” means a deposit account at all times under the sole dominion and control of the Collateral Trustee (acting on its own or through its agent, sub-agent, or co-trustee) that is being held by the Collateral Trustee or such agent, sub-agent or co-trustee for the benefit of the Holders of the Bonds.

“Cash Equivalents” means:

(20) United States dollars;

(21) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(22) deposit accounts with any bank that has a long-term debt rating at the time of investment of A+ or better by S&P and A1 or better by Moody’s (an “Approved Bank”);

(23) time deposits, certificates of deposit, acceptances or prime commercial paper issued by an Approved Bank at the time acquired or issued (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition;

(24) repurchase obligations for underlying securities of the types described in clause (2) entered into with an Approved Bank at the time acquired, issued or entered into (as applicable and whichever is latest), in each case, having a maturity of not more than one year from the date of acquisition and secured by securities of the type described in clause (2), the market value of which (including accrued interest) is not less than the amount of the applicable repurchase agreement;

(25) commercial paper with a rating at the time of investment of A-1 by S&P and P-1 by Moody’s and, in each case, maturing within one year after the date of acquisition; and

(26) money market funds which invest primarily in Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Collateral” means the Collateral described in Section 8.02.

“Collateral Trust Agreement” means the Collateral Trust Agreement dated November 1, 2006, executed and delivered by the Company, the Subsidiary Guarantors and the Collateral Trustee, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time in accordance with its terms.

“Collateral Trustee” means Wells Fargo Bank, National Association or one of its affiliates, in its capacity as Collateral Trustee under the Collateral Trust Agreement, together with its successors in such capacity.

“Commercial Operation” means, when used with respect to a Facility, the placing into service of such Facility for the production of the outputs for which it was designed at its design capacity.

“Company” means Microgy Holdings, LLC, and any and all successors thereto.

“Consolidated Cash Flow” means, for any period, the Consolidated Net Income of the Company for such period, without duplication:

(27) plus depreciation, depletion, amortization (including amortization of intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of the Company and its Subsidiary Guarantors for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(28) less any non-cash items of income to the extent such non-cash items of income were included in computing such Consolidated Net Income;

(29) plus cash received during such period related to mark-to-market activities;

(30) less cash paid during such period related to mark-to-market activities;

(5) less cash paid during such period into the Major Maintenance Fund.

provided, however, that for purposes of this definition, any mark-to-market earnings or losses shall be excluded from the calculation of Consolidated Cash Flow to the extent taken into account in calculating Consolidated Net Income for such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiary Guarantors for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(31) the Net Income of any Person that is not a Subsidiary Guarantor or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions (including pursuant to other intercompany payments) paid in cash to the specified Person;

(32) the cumulative effect of a change in accounting principles shall be excluded; and

(33) any non-cash impairment charges incurred subsequent to the Issue Date shall be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the assets of such Person less the liabilities of such Person all as determined on a consolidated basis in accordance with GAAP.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any particular time the trust created by the Indenture shall be principally administered (which address at the date of this Guarantee Agreement is as set forth in Section 11.01.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Period” means a period that commences on the date a Notice of Default is delivered to the Collateral Trustee and continues until the date (if ever) on which all Notices of Default are withdrawn or deemed withdrawn under the Collateral Trust Agreement.

“Description of the Guarantee” means the section titled “The Guarantee” in the Limited Offering Memorandum, dated November 7, 2006, related to the issuance and sale of the Bonds.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest date on which any Indebtedness guaranteed hereby matures. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Guarantee Agreement shall be equal to the maximum amount that the Company and its Subsidiary Guarantors may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiary Guarantors or any Facility.

“Equally and Ratably” means, after allowing for the payment priorities in the Order of Application, that such Liens or proceeds shall be allocated and distributed to the Trustee for account of the holders of the Bonds and to the Secured Debt Representative for any other Guaranteed Obligations for account of the Holders of such Guaranteed Obligations, ratably in proportion to the principal, interest and premium (if any) outstanding, when the allocation or distribution is made, on the Bonds and all other Guaranteed Obligations (allocated proportionately to the Secured Debt Representatives for other Guaranteed Obligations if there is more than one), respectively.

For this purpose, all amounts apportioned and distributed to the Trustee or the Secured Debt Representative for any other Guaranteed Obligations may be allocated, apportioned and distributed by it in accordance with the applicable provisions of the indentures, guarantee agreements or other agreement governing such Bonds and other Guaranteed Obligations, including to give effect to any payment priorities provided for therein as among the Holders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned or leased by the Company or any of its Subsidiary Guarantors.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer or Board of Directors of the Company (unless otherwise provided in this Guarantee Agreement).

“Fixed Charge Coverage Ratio” means for any period, the ratio of the Consolidated Net Income without taking into account any unrealized gain or loss on mark-to-market hedging activities, plus depreciation plus interest expense plus income taxes of the Company and its Subsidiary Guarantors for such period to the interest expense plus the principal payments related to the Guaranteed Obligations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantee” means the guarantee of the Guaranteed Obligations by the Company and the Subsidiary Guarantors.

“Guaranteed Obligations” means:

(34) Bonds; and

(35) Obligations that are designated by the Company, in an Officer’s Certificate delivered to the Collateral Trustee, as Guaranteed Obligations hereunder, entitled to share Equally and Ratably in this Guarantee and the benefits and proceeds of all Liens held by the Collateral Trustee in the Collateral.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” means the net obligations of the Company or any Subsidiary Guarantor under:

(36) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(37) other agreements or arrangements designed to manage interest rate risk; and

(38) other agreements or arrangements designed to protect the Company or any Subsidiary Guarantor against fluctuations in currency exchange rates or fluctuations in the prices of commodities which are inputs to or products of the Facilities, including without limitation any Gas Price Protection Arrangements.

“Holder” means a Person in whose name a Guaranteed Obligation is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses or trade payables), whether or not contingent (without duplication):

(39) in respect of borrowed money;

(40) evidenced by bonds, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof or guarantees thereof;

(41) in respect of banker’s acceptances;

(42) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(43) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(44) representing or entered into in connection with any Hedging Obligations,

if and to the extent any of the preceding items (other than guarantees, letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(45) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(46) the principal amount of and premium (if any) on the Indebtedness, in the case of any other Indebtedness; and

(47) in respect of Indebtedness of other Persons secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such asset at such date of determination, and

(b) the amount of such Indebtedness of such other Persons.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on Environmental Laws, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Company or any of its Subsidiary Guarantors.

“Indenture” means, with respect to the Bonds, the Trust Indenture between the GCIDA and the Trustee, dated October 1, 2006, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, with respect to any other Guaranteed Obligations, the indenture or similar instrument under which such Guaranteed Obligations are issued.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P or BBB or higher by Fitch Ratings.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or similar obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude extensions of trade credit by the Company and its Subsidiary Guarantors in the ordinary course of business and Guaranteed Obligations. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in this Guarantee Agreement, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means November 9, 2006.

“Legal Holiday” means a Saturday, a Sunday or legal holiday or a day on which banking institutions in the City of New York, or in the cities in which the Principal Offices of the Trustee or Paying Agent are located are required or authorized by law, or executive order to close or (ii) a day on which the New York Stock Exchange is closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease that constitutes a security interest.

“Loan Agreement” means the Loan Agreement between the Company and GCIDA relating to the Bonds, dated as of October 1, 2006, as the same may be amended, modified, restated, renewed, extended, refinanced, or replaced, in whole or in part.

“Major Maintenance Fund” means the fund by that name established under the Collateral Trust Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means the net income (loss) of the Company, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(48) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:

(a) any Asset Sale;

(b) the disposition of any securities by the Company or any of its Subsidiary Guarantors or the extinguishment of any Indebtedness of the Company or any of its Subsidiary Guarantors; and

(49) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiary Guarantors in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Notice of Default” means a written notice given to the Collateral Trustee by the Required Guaranteed Debtholders or any Secured Debt Representative, stating that a Default has occurred and is continuing.

“Obligations” means any principal, interest, premium, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, Assistant Secretary, or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 11.03 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 11.03 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Order of Application” has the meaning assigned to it in the Collateral Trust Agreement.

“Permitted Business” means the business of recycling solid waste for the production of gas, energy and potentially tradeable environmental attributes such as renewable energy credits and carbon sequestration credits and providing related services and products in the energy market and any businesses incidental or reasonably related thereto, and such other business as would not be material to the Company and the Subsidiary Guarantors taken as a whole.

“Permitted Investments” means:

(50) any Investment in the Company or in a Subsidiary Guarantor;

(51) any Investment in Cash Equivalents;

(52) any Investment by the Company or any Subsidiary Guarantor in a Person, if as a result of such Investment:

(a) such Person becomes a Subsidiary Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor;

(53) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale;

(54) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(55) any Investments received in compromise or resolution of (A) Obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Subsidiary Guarantors, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(56) Investments represented by or entered into in connection with Hedging Obligations;

(57) any Investment acquired by the Company or any of its Subsidiary Guarantors on account of any claim against, or interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Company or any of its Subsidiary Guarantors with respect to any claim against any other Person;

(58) repurchases of the Bonds or pari passu Indebtedness;

(59) any Investments in the Debt Service Reserve Fund and the Cash Collateral Fund;

(60) payment of consolidated taxes pursuant to the Tax Sharing Agreement among the Company and its Subsidiaries named therein, as amended, supplemented or modified from time to time and any other tax allocation agreements among the Company and its Subsidiaries;

(61) receivables owing to the Company or a Subsidiary Guarantor, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Subsidiary Guarantor deems reasonable under the circumstances; and

(62) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not in excess of the Asset Percentage.

“Permitted Liens” means:

(63) Liens held by the Collateral Trustee Equally and Ratably securing all Indebtedness in respect of Guaranteed Obligations;

(64) Liens on assets of a Subsidiary Guarantor in existence on the date on which such Person becomes a Subsidiary Guarantor;

(65) Liens securing obligations under sale leaseback transactions permitted by the provisions of Section 3.13 hereof;

(66) Liens in favor of the Company or the Subsidiary Guarantors;

(67) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(68) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(69) survey exceptions, encumbrances, easements or reservations, including those for licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, other utilities, mineral reservations and rights and leases, zoning restrictions and other restrictions as to the use of real property or other exceptions to title that were not incurred in connection with Indebtedness and that (A) exist on the Issue Date and are recorded on such date, (B) are permitted under the terms of the security documents or (C) do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or a Subsidiary Guarantor;

(70) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Guarantee Agreement if such Permitted Refinancing Indebtedness is incurred by the same obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (except as provided in clause (4) of the definition of Permitted Refinancing Indebtedness); provided, however, that:

(a) the new Lien shall be limited to all or part of the same categories of property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement and (iii) any protective advances with respect to the property and assets that secure such Permitted Refinancing Indebtedness;

(71) financing statements (including precautionary statements) filed in connection with a Capital Lease Obligation or an operating lease, in each case, not prohibited hereunder; provided that no such financing statement extends to, covers or refers to as collateral, any property or assets of the Company or a Subsidiary Guarantor, other than the property or assets which are subject to such Capital Lease Obligation or such operating lease;

(72) Liens arising out of or in connection with any judgment that does not constitute an Event of Default or in connection with any litigation or other legal proceeding as to which an appeal to contest or review is timely commenced in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided that any right to levy, seizure, attachment, sequestration, foreclosure or garnishment of any property and assets of the Company or a Subsidiary Guarantor thereof arising out of or in connection with any such Lien has been and continues to be enjoined or effectively stayed;

(73) inchoate statutory Liens arising under ERISA;

(74) Liens (A) on cash and short-term investments (i) deposited by the Company or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by the Company or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (a) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service or (b) interest rate, commodity price, or currency rate management contracts or derivatives and (B) encumbering assets other than accounts or receivables arising out of contracts or agreements relating to the generation, distribution or transmission of energy; provided that all such agreements or contracts are entered into in the ordinary course of business;

(75) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(76) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(77) pledges and deposits to secure the payment of worker’s compensation, unemployment insurance, social security benefits or obligations under similar laws, or to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements), reimbursement or indemnity obligations arising out of surety, performance, or other similar bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(78) Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided, that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due;

(79) Liens on proceeds from the issuance of Guaranteed Obligations and Liens on Indebtedness of the Company held by a trustee securing the Guaranteed Obligations;

(80) Liens created in connection with the indemnity and contribution obligations in favor of underwriters or Bond purchasers in connection with the Bonds;

(81) Liens incurred in the ordinary course of business of the Company or any Subsidiary Guarantor of the Company securing obligations that in the aggregate at any one time outstanding do not exceed the Asset Percentage;

(82) Liens securing any working capital line of credit required by Section 3.19 hereof; and

(83) Liens granted in support of any Hedging Obligations.

“Permitted Prior Liens” means (1) Liens described in clauses (2), (3), (4), (5), (6), (7), (9), (12), (13), (14), (15), (18) and (20) of the definition of “Permitted Liens,” (2) Liens refinancing or replacing any of the Liens contemplated in clause (1) of this definition and (3) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the security documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiary Guarantors issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiary Guarantors (other than intercompany Indebtedness); provided that:

(84) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, costs and fees and premiums incurred in connection therewith);

(85) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(86) such Indebtedness is incurred either by the Company or by the Subsidiary Guarantor who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(87) if incurred by the Company, such Indebtedness may be guaranteed by the Subsidiary Guarantors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Required Guaranteed Debtholders” means, at any time, the Holders of a majority in aggregate principal amount of all Guaranteed Obligations then outstanding, voting together as a single class. For this purpose only, Guaranteed Obligations registered in the name of, or beneficially owned by, the Company or any of its Subsidiaries shall be deemed not to be outstanding.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“SEC” means the Securities and Exchange Commission.

“Secured Debt Representative” means:

(88) in the case of the Bonds, the Trustee;

(89) in the case of any other Guaranteed Obligations, the trustee, agent or representative of the Holders of such Guaranteed Obligations who maintains, or on whose behalf is maintained, the transfer register for or who acts as administrative agent for such Guaranteed Obligations and is appointed as Secured Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture or agreement governing such Guaranteed Obligations.

“security documents” means the Collateral Trust Agreement, and all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deed of trust or other grants or transfers for security or agreements related thereto executed and delivered by the Company or any Subsidiary Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Trustee to secure this Guarantee Agreement, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“S&P” means Standard & Poor’s Ratings Services.

“Stated Maturity” means, with respect to any installment of interest or principal on Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(90) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(91) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means each of:

(92) the Subsidiary entities signatory hereto; and

(93) any other Subsidiary of the Company that executes a supplement to this Guarantee Agreement in accordance with the provisions of this Guarantee Agreement,

and their respective successors and assigns.

“Tangible Assets” means as of any date with respect to a Subsidiary Guarantor the tangible assets of that Subsidiary Guarantor, and with respect to the Company, the combined tangible assets of the Company and the Subsidiary Guarantors, in each case as determined in accordance with GAAP.

“Trustee” means, with respect to the Bonds, the party named as such in the preamble to this Guarantee Agreement until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder and hereunder and, with respect to any other Guaranteed Obligations, the Person acting in a similar capacity under the Indenture relating to such Guaranteed Obligations.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(94) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(95) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	3.09
“Event of Default”	5.01
“Gas Price Protection Arrangements”	3.08
“incur”	3.07
“Indemnitee”	8.07
“Permitted Debt”	3.07
“Termination Date”	3.18

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Exchange Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

COMPANY GUARANTEE

Section 2.01 Guarantee.

(a) Subject to this Article 2, the Company hereby unconditionally guarantees to each Holder of a Bond and any other Guaranteed Obligation and to the Trustee and its successors and assigns, and any Person in a similar capacity with respect to any other Guaranteed Obligation irrespective of the validity and enforceability of this Guarantee Agreement, the Indenture, the Bonds or any other Guaranteed Obligation or the obligations of the Company hereunder or thereunder, that:

(1) the principal and premium and interest on the Bonds and all other Guaranteed Obligations shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Bonds and all other Guaranteed Obligations, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Bonds or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Company will be obligated to pay the same immediately. The Company agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Company hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Bonds or any other Guaranteed Obligations, the Indenture or this Guarantee Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Company hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy, any right to require a proceeding first against a Subsidiary Guarantor, protest, notice and all demands whatsoever and covenant that this Guarantee Agreement will not be discharged except by complete performance of the obligations contained in the Bonds, any other Guaranteed Obligations, the Indenture and this Guarantee Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver by the Company or any Subsidiary Guarantor of any right to enforce the obligations of the Trustee or the Issuer arising under this Agreement, the Loan Agreement, the Indenture, the Collateral Trust Agreement or any other agreement related thereto.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Guarantee Agreement, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) The Company agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Company further agrees that, as between the Company, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of this Guarantee Agreement, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in the Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Company for the purpose of this Guarantee Agreement. The Company will have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

Section 2.02 Execution and Delivery of Guarantee Agreement.

To evidence its Guarantee set forth in Section 2.01, the Company hereby agrees that this Guarantee Agreement shall be executed on behalf of the Company by one of its Officers.

Section 2.03 Releases.

(a) This Guarantee of the Company shall be released with respect to the Guaranteed Obligations automatically upon satisfaction and discharge or defeasance of the Bonds pursuant to the Indenture.

(b) Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that the action or event giving rise to the release of this Guarantee pursuant to Section 2.03(a) has occurred or was made by the Company in accordance with the provisions of this Guarantee Agreement, the Trustee shall execute any documents reasonably required in order to evidence the release of the Company from its obligations under this Guarantee.

ARTICLE 3.

COVENANTS

Section 3.01 Reports and Financial Information.

So long as any Bonds are outstanding, the Company shall comply with its Continuing Disclosure Agreement.

Section 3.02 Compliance Certificate.

(a) The Company and each Subsidiary Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Guarantee Agreement and the security documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Guarantee Agreement and the security documents in all material respects and is not in default in the performance or observance of any of the terms, provisions and conditions of this Guarantee Agreement or the security documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Bonds is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. The Company’s fiscal year ends December 31st.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 3.01 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be Vitale, Caturano & Company, Ltd. or another firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 3 or Article 4 hereof in so far as such provisions relate to financial and accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) So long as any of the Bonds are outstanding, the Company shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 3.03 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 3.04 Stay, Extension and Usury Laws.

The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Guarantee Agreement; and the Company and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.05 Payments into Cash Collateral Fund.

(a) The Company shall deposit into the Cash Collateral Fund maintained with the Collateral Trustee, an amount equal to 50% of its Consolidated Cash Flow, except as follows:

(i) In the event that the Company has maintained an average Fixed Charge Coverage Ratio of at least 2.5 to 1 for the preceding four audited semi-annual periods, and the balance in the Cash Collateral Fund is at least $5,000,000, the Company shall not be obligated to make any further deposits to the Cash Collateral Fund, except in accordance with clause (b) below.

(ii) In the event that the Company has maintained an average Fixed Charge Coverage Ratio of at least 2.0 to 1 for the preceding four audited semi-annual periods, has a projected Fixed Charge Coverage Ratio at least 2.0 to 1 for the succeeding two semi-annual periods and has entered into fixed price gas sales contracts having a term of three or more years for at least 40% of the salable gas output of the Facilities, and the balance in the Cash Collateral Fund is at least $5,000,000, the Company shall not be obligated to make any further deposits to the Cash Collateral Fund, except in accordance with clause (b) below.

(iii) In the event that the Company has achieved an Investment Grade Rating, the Company may request the Trustee to pay over to the Company and the Trustee shall pay over to the Company all amounts in the Cash Collateral Fund, and the Company shall not be obligated to make any further deposits to the Cash Collateral Fund for so long as the Company maintains its Investment Grade Rating.

(b) In the event the balance in the Cash Collateral Fund has reached $5,000,000 and subsequently falls below $5,000,000 (except as a result of Section 3.05(a)(iii) above), the Company will make semi-annual deposits of Consolidated Cash Flow as described in paragraph (a) above. Such deposits will continue until the events described in paragraph (a)(i), (a)(ii) or (a)(iii) of this Section 3.05 have occurred.

(c) Any deposits required to be made to the Cash Collateral Fund will be made within 30 days of the close of each semi-annual period and will be accompanied by an Officer’s Certificate in the form of Exhibit 1 setting forth the calculation of the amount due.

(d) Any amounts required to be paid to purchase, collateralize or maintain a Gas Price Protection Arrangement may be paid by the Company from the Cash Collateral Fund or may be paid from Consolidated Cash Flow otherwise required to be deposited in the Cash Collateral Fund in lieu of such deposit. Any amounts received by the Company upon termination of any Gas Price Protection Arrangement will be deposited in the Cash Collateral Fund, to the extent of any amount drawn from the Cash Collateral Fund in respect of such Gas Price Protection Arrangement, subject to paragraphs (a)(i), (a)(ii) and (a)(iii) of this Section 3.05.

Section 3.06 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company and its Subsidiary Guarantors shall not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiary Guarantors, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Subsidiary Guarantors;

(2) make loans or advances to the Company or any of its Subsidiary Guarantors; or

(3) transfer any of its properties or assets to the Company or any of its Subsidiary Guarantors.

(b) The restrictions in Section 3.06(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order;

(2) customary non-assignment provisions in contracts, agreements, leases, permits and licenses entered into or issued in the ordinary course of business;

(3) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased;

(4) any agreement for the sale or other disposition of a Subsidiary Guarantor that restricts distributions by that Subsidiary Guarantor pending the sale or other disposition;

(5) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) restrictions or conditions contained in any Hedging Obligation or related credit support or trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which the Company or any Subsidiary Guarantor is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Subsidiary Guarantor that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of the Company or such Subsidiary Guarantor or the assets or property of any other Subsidiary Guarantor;

(8) Indebtedness of a Subsidiary Guarantor existing at the time it became a Subsidiary Guarantor if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary Guarantor became a Subsidiary Guarantor or was acquired by the Company; and

(9) with respect to clause (3) of Section 3.06(a) hereof only, restrictions encumbering property at the time such property was acquired by the Company or any of its Subsidiary Guarantors, so long as such restrictions relate solely to the property so acquired and were not created in connection with or in anticipation of such acquisition.

Section 3.07 Incurrence of Indebtedness and Issuance of Stock.

(a) The Company and its Subsidiary Guarantors shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and the Subsidiary Guarantors shall not issue any shares of Capital Stock to any Person other than the Company or another Subsidiary Guarantor; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended eight full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such eight-quarter period.

(b) The provisions of Section 3.07(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness evidenced by or in support of the Bonds, in an aggregate principal amount at any one time outstanding under this clause (1), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any

Indebtedness incurred pursuant to this clause (1), without duplication, not to exceed $60,000,000 less the aggregate amount of all repayments, optional or mandatory, of the principal of any Indebtedness incurred pursuant to this clause (1) that have been made by the Company and/or the Subsidiary Guarantors since the Issue Date;

(2) the incurrence by the Company or any of its Subsidiary Guarantors of intercompany Indebtedness between or among the Company and any of its Subsidiary Guarantors;

(3) the incurrence by the Company or any of its Subsidiary Guarantors of Hedging Obligations and related Indebtedness in the ordinary course of business and not for speculative purposes;

(4) the incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds provided by the Company or a Subsidiary Guarantor in the ordinary course of business;

(5) the incurrence by the Company or any of its Subsidiary Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(6) working capital debt, including any working capital debt required by Section 3.19 not exceeding an amount equal to 5% of the original principal amount of the Bonds plus any other Guaranteed Obligations at the time outstanding.

The Company and its Subsidiary Guarantors will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or that Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to payments under this Guarantee Agreement on substantially identical terms; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior basis.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Subsidiary Guarantor may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Section 3.08 Gas Price Protection Arrangements.

The Company shall, at all times when the Bonds are outstanding, maintain a gas price protection program on a sufficient quantity of gas to provide a pro forma Fixed Charge Coverage Ratio of at least 1.0 to 1 for all Guaranteed Obligations issued to fund Facilities under construction or in operation through the use of one or more long term contracts or puts, collared product pricing, bi-lateral fixed price wholesale contracts or similar type pricing assurance agreements (each, a “Gas Price Protection Arrangement”). The Gas Price Protection Arrangements shall have a term covering a period of at least two years from the date of the first drawing on external funding for construction of each Facility and thereafter the Gas Price Protection Arrangements will at all times have a minimum duration of one year.

Section 3.09 Transactions with Affiliates.

(a) The Company and its Subsidiary Guarantors shall not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable (as reasonably determined by the Company) to the Company or the relevant Subsidiary Guarantor than those that would have been obtained in a comparable transaction by the Company or such Subsidiary Guarantor with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the Asset Percentage of any of the parties to the Affiliate Transaction, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 3.09(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the Asset Percentage, an opinion as to the fairness to the Company or such Subsidiary Guarantor of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 3.09(a) hereof:

(1) any employment agreement or director’s engagement agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiary Guarantors in the ordinary course of business or approved by the relevant Board of Directors;

(2) transactions between or among the Company and/or its Subsidiary Guarantors;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary Guarantor, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) any agreement, instrument or arrangement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined by the Company;

(7) any pro rata distribution (including a rights offering) to all holders of a class of Equity Interests or Indebtedness of the Company or any of its Subsidiary Guarantors, including Persons who are Affiliates of the Company or any of its Subsidiary Guarantors; and

(8) any transaction involving sales of gas, electric capacity, energy, ancillary services, transmission services and products, steam, emissions credits, fuel, fuel transportation and fuel storage in the ordinary course of business on terms that are no less favorable (as reasonably determined by the Company) to the Company or the relevant Subsidiary Guarantor of the Company than those that would have been obtained in a comparable transaction by the Company or such Subsidiary Guarantor with an unrelated Person.

Section 3.10 Liens.

The Company and its Subsidiary Guarantors shall not, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 3.11 Line of Business.

The Company and its Subsidiary Guarantors shall not engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.12 Corporate Existence.

Subject to Article 4 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its limited liability company existence, and the corporate, limited liability company, partnership or other entity existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if (a) the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Bonds and (b) if a Subsidiary is to be dissolved, such Subsidiary has no assets.

Section 3.13 Limitation on Sale and Leaseback Transactions.

The Company and the Subsidiary Guarantors shall not enter into any sale and leaseback transaction; provided that the Company or any Subsidiary Guarantor may enter into a sale and leaseback transaction if:

(1) the Company or that Subsidiary Guarantor, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the provisions of Section 3.07 hereof; and

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction.

The preceding restrictions shall not apply to a sale and leaseback transaction entered into between the Company and a Subsidiary Guarantor or between Subsidiary Guarantors.

Section 3.14 Payments for Consent.

The Company and the Subsidiary Guarantors shall not, directly or indirectly, pay or cause to be paid any monetary consideration to or for the benefit of any holder of any Guaranteed Obligations for or as an inducement to any consent under or waiver or amendment of any of the terms or provisions of this Guarantee Agreement unless such consideration is offered to be paid and is paid to all Holders of the Guaranteed Obligations that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 3.15 Additional Subsidiary Guarantors.

If the Company or any of its Subsidiary Guarantors acquires or creates another Subsidiary that is to become a guarantor of any Indebtedness, then that Subsidiary shall become a Subsidiary Guarantor and (A) execute a supplemental guarantee agreement substantially in the form as Exhibit A hereto and a joinder agreement to the Security Documents in form and substance reasonably satisfactory to the Trustee providing that such Subsidiary shall become a Subsidiary Guarantor under this Guarantee Agreement and a party as grantor to the Security Documents and (B) deliver an Opinion of Counsel satisfactory to the Collateral Trustee, in each case, within 30 Business Days of the date on which it was required to become a guarantor of any Indebtedness.

Section 3.16 Suspension of Covenants When Guaranteed Obligations Rated Investment Grade.

If on any date following the Issue Date:

(a) the rating assigned to any Guaranteed Obligations by either S&P or Moody’s is an Investment Grade Rating after giving effect to the suspension of covenants contemplated by this Section 3.16 upon the achievement of such Investment Grade Rating, and

(b) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the provisions of Sections 3.05, 3.06, 3.07, 3.08, 3.09 and 4.01(4) hereof shall be suspended.

Notwithstanding the foregoing, if the ratings assigned by both such rating agencies with respect to any Guaranteed Obligations should subsequently decline to below an Investment Grade Rating, the provisions of Sections 3.05, 3.06, 3.07, 3.08, 3.09 and 4.01(a)(4) hereof shall be reinstituted as of and from the date of such rating decline.

Section 3.17 Insurance.

The Company and the Subsidiary Guarantors shall maintain with financially sound and reputable insurance companies, insurance on their property and assets (including the Collateral) in at least such amounts, with such deductibles and against at least such risks as is customary for companies of the same or similar size engaged in the same or similar businesses as those of the Company and the Subsidiary Guarantors and furnish to the Collateral Trustee, upon written request, full information as to its property and liability insurance carriers. Holders of Bonds, as a class, will be named as an additional insured on all liability insurance policies of the Company and its Subsidiary Guarantors and the Collateral Trustee will be named as loss payee on all property and casualty insurance policies.

Section 3.18 Subordination of Intercompany Indebtedness.

(a) Each of the Company and the Subsidiary Guarantors hereby agrees that any intercompany Indebtedness or other intercompany receivables, intercompany payables or intercompany advances directly or indirectly made by or owed to the Company or such Subsidiary Guarantor by any Subsidiary Guarantor or the Company, as applicable, of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior indefeasible payment in cash of the Guaranteed Obligations as they become due. Each of the Company and the Subsidiary Guarantors hereby agrees that it shall not become obligated or otherwise liable for any intercompany Indebtedness, or other intercompany receivable, intercompany payable or intercompany advance that is owed to any Person other than the Company or any Subsidiary Guarantor, unless such Person agrees that such Indebtedness, receivable, payable or advance (as applicable) is completely subordinated to the Guaranteed Obligations and subject in right of payment to the prior indefeasible payment in cash of the Guaranteed Obligations as they become due, and that no payment on any such Indebtedness, receivable, payable or advance shall be made by the Company or any Subsidiary Guarantor until payment in full in cash of all Guaranteed Obligations that are outstanding, due and payable (for purposes of this Section 3.18, only, the “Termination Date”); except: intercompany receivables, intercompany payables, intercompany advances and intercompany Indebtedness made to, or on behalf of, any Person, other than the Company or any Subsidiary Guarantor, permitted pursuant to the terms hereof may be paid or repaid, in each case so long as no Event of Default shall have occurred and be continuing, from Consolidated Cash Flow of the Company after payments into the Cash Collateral Fund required by Section 3.05; provided, however that payments (i) in respect of taxes (ii) reimbursements of costs and expenses for operation and maintenance and (iii) repayments of amounts advanced for Gas Price Protection Arrangements may be paid before payments into the Cash Collateral Fund.

(b) In the event that any payment on any such intercompany Indebtedness, receivable, payable or advance shall be received by the Company or any Subsidiary Guarantor other than as permitted by Section 3.18(a) before the Termination Date, the Company or such Subsidiary Guarantor, as applicable, shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Collateral Trustee for the benefit of the Holders of Guaranteed Obligations all such sums to the extent necessary so that the holders of Guaranteed Obligations shall have been indefeasibly paid in full, in cash, all Obligations owed or which may become owing.

Section 3.19 Working Capital Lines of Credit.

No later than the commencement of Commercial Operation of each Facility, the Company will establish and maintain a working capital line of credit in the amount of not less than $400,000 per Facility.

Section 3.20 Right of Bondholders to Add Certain Collateral.

(a) If the Company or any Affiliate of the Company proposes to issue or guarantee indebtedness to finance facilities to be located in California to use Microgy technology for the production of gas for sale to Pacific Gas and Electric Company pursuant to the Agreement for the Sale and Purchase of Gas between Microgy, Inc. and Pacific Gas and Electric Company dated October 4, 2006 (as used in this Section 3.20, the “California Facilities”), the Company will:

(i) provide the Holders of the Bonds with a financial feasibility study and preliminary term sheet demonstrating the pro forma effect of making such Indebtedness Guaranteed Obligations hereunder; and

(ii) afford the Bondholders the one-time right to require such Indebtedness to be Guaranteed Obligations and the assets constituting the California Facilities to be added to the Collateral.

(b) If within 30 days of the delivery of the financial projections and term sheet discussed in Section 3.20(a) above to the Bondholders, the Holders of not less than a majority of the Bonds so direct:

(i) the Indebtedness to be incurred for the California Facilities will be incurred by one or more Subsidiaries of the Company;

(ii) upon the incurrence of such Indebtedness, such Subsidiaries will become Subsidiary Guarantors in accordance with the terms of this Guarantee Agreement;

(iii) the Company’s ownership interests in such Subsidiary Guarantors will become part of the Collateral;

(iv) the assets comprising the California Facilities will become part of the Collateral; and

(v) the Obligations issued to fund the California Facilities will be Guaranteed Obligations.

(c) If tax-exempt municipal obligations are issued to fund the California Facilities, the Company will cause the Holders of the Bonds to have a first right of purchase (in proportion to their ownership of the Bonds) or a reasonable time when such municipal obligations are first offered for sale to investors.

Section 3.21 Application of Proceeds of Asset Sales.

The Company shall, within 360 days of any Asset Sale, either (i) reinvest not less than 95% of the proceeds of such Asset Sale in assets to be used in a Permitted Business or (ii) apply 100% of the proceeds to the redemption or purchase at a price not in excess of 100% of principal amount of Guaranteed Obligations plus accrued interest to the date of redemption or purchase. If proceeds are to be reinvested and the sale was of assets financed with the proceeds of tax-exempt bonds, the use of proceeds is conditioned on the prior receipt of the Trustee of an opinion of bond counsel to the effect that such application will not adversely affect the exclusion from gross income for federal income tax purposes of interest on such bonds. If proceeds are to be reinvested and if the Asset Sale was of all or substantially all of a Facility, the Company shall provide to the Trustee a feasibility study by a nationally recognized feasibility consultant demonstrating that as proposed to be built and operated, the pro forma Fixed Charge Coverage Ratio will be not less than 2.0 to 1 for the three years immediately following Commercial Operation of the assets acquired with the proceeds of the Asset Sale.

Section 3.22 Request for Ratings.

Upon the written request of the holders of a majority of Secured Obligations, the Company will prepare at its expense an application to Moody’s, S&P and Fitch Ratings to seek an Investment Grade Rating and will use commercially reasonable efforts to obtain such rating; provided, however, that the Company shall not be required to make such application more than once every year.

Section 3.23 Major Maintenance Fund.

The Company will contribute, from Consolidated Cash Flow before any deposit into the Cash Collateral Fund, annually within 120 days of the end of each fiscal year an amount equal to 1.0% of the Company’s plant and equipment (exclusive of real estate and before accumulated depreciation) shown on its most recent annual financial statements for deposit in the Major Maintenance Fund maintained with the Collateral Trustee. Such amounts shall be available to the Company at any time to pay capital expenditures upon requisition by the Company to the Collateral Trustee.

ARTICLE 4.

SUCCESSORS

Section 4.01 Merger, Consolidation, or Sale of Assets.

(a) The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiary Guarantors taken as a whole, in one or more related transactions, to another Person; unless:

(1) either:

(A) the Company is the surviving company; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under this Guarantee Agreement and the security documents pursuant to a supplemental guarantee agreement reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(A) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

(B) would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable eight-quarter period, either (i) have a pro forma Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio of the Company as of such date or (ii) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.07(a).

In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(b) Unless treated as an Asset Sale under Section 3.21, no Subsidiary Guarantor shall, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Subsidiary Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person; unless:

(1) either:

(A) the Subsidiary Guarantor is the surviving company; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subsidiary Guarantor under this Guarantee Agreement and the security documents pursuant to a supplemental guarantee agreement reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company:

(A) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

(B) would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable eight-quarter period, either (i) have a pro forma Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio of the Company as of such date or (ii) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.07(a).

In addition, a Subsidiary Guarantor shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c) Notwithstanding the foregoing:

(1) any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other Subsidiary Guarantor; and

(2) the Company may merge with an Affiliate solely for the purpose of reincorporating the Company or re-forming in another jurisdiction.

Section 4.02 Successor Person Substituted.

(a) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiary Guarantors taken as a whole in a transaction that is subject to, and that complies with the provisions of, Section 4.01(a) hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Guarantee Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Guarantee Agreement with the same effect as if such successor Person had been named as the Company herein.

(b) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of a Subsidiary Guarantor in a transaction that is subject to, and that complies with the provisions of, Section 4.01(b) hereof, the successor Person formed by such consolidation or into or with which the Subsidiary Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Guarantee Agreement referring to the “Subsidiary Guarantor” shall refer instead to the successor

Person and not to the Subsidiary Guarantor), and may exercise every right and power of the Subsidiary Guarantor under this Guarantee Agreement with the same effect as if such successor Person had been named as such Subsidiary Guarantor herein.

ARTICLE 5.

DEFAULTS AND REMEDIES

Section 5.01 Events of Default.

Each of the following is an “Event of Default”:

(1) the default in the payment when due of the principal of, or premium, if any, or interest on any Guaranteed Obligations, subject to applicable grace periods;

(2) the Company or any of its Subsidiary Guarantors fails to comply with the provisions of Section 4.01 hereof;

(3) the Company or any of its Subsidiary Guarantors fails to observe or perform any other covenant, representation, warranty or other agreement in this Guarantee Agreement or the Security Documents for 60 days after notice to the Company from a Secured Debt Representative or the Holders of at least 25% in aggregate principal amount of the Guaranteed Obligations then outstanding;

(4) failure by the Company or any of its Subsidiary Guarantors to pay final and non-appealable judgments aggregating in excess of the Asset Percentage, which are not covered by indemnities or third-party insurance, which judgments are not paid, discharged, vacated or stayed for a period of 90 days;

(5) the unenforceability of any of the security documents against the Company or any of its Subsidiary Guarantors for any reason so that the Fair Market Value of the Collateral is less than 100% of the Indebtedness secured thereby;

(6) any security document or any Lien purported to be granted thereby is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason within the control of the Company or any of its Subsidiary Guarantors (other than pursuant to a release that is delivered or becomes effective as set forth in this Guarantee Agreement) to be fully enforceable and perfected so that the Fair Market Value of the Collateral is less than 100% of the Indebtedness secured thereby;

(7) except as permitted by this Guarantee Agreement, the Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or the Company or any Subsidiary Guarantor or any Person acting on behalf of the Company or any Subsidiary Guarantor, denies or disaffirms its obligations under this Guarantee Agreement;

(8) the Company or any of its Subsidiary Guarantors pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property,

(d) makes a general assignment for the benefit of its creditors, or

(e) generally is not paying its debts as they become due; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any of its Subsidiary Guarantors in an involuntary case;

(b) appoints a custodian of the Company or any of its Subsidiary Guarantors or for all or substantially all of the property of the Company or any of its Subsidiary Guarantors; or

(c) orders the liquidation of the Company or any of its Subsidiary Guarantors;

and the order or decree remains unstayed and in effect for 90 consecutive days; or

(10) the occurrence of an event of default under the Indenture or the Loan Agreement or any comparable instrument under which Guaranteed Obligations are issued.

Section 5.02 Rights of Holders of Bonds to Receive Payment.

Notwithstanding any other provision of this Guarantee Agreement, the right of any Holder of a Guaranteed Obligation to receive payment of principal, purchase price, premium (if any) and interest on the Guaranteed Obligation, on or after the respective due dates expressed in the Bond (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Guarantee Agreement upon any property subject to such Lien.

ARTICLE 6.

TRUSTEE

Section 6.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Guarantee Agreement and the Trustee need perform only those duties that are specifically set forth in this Guarantee Agreement and no others, and no implied covenants or obligations shall be read into this Guarantee Agreement or any Security Document against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Guarantee Agreement. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Guarantee Agreement, but need not verify the contents thereof.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 6.01; and

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(d) Whether or not therein expressly so provided, every provision of this Guarantee Agreement or any Security Document that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 6.01.

(e) No provision of this Guarantee Agreement or any Security Document will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Guarantee Agreement or any Security Document at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 6.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Guarantee Agreement.

(e) Unless otherwise specifically provided in this Guarantee Agreement, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 6.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Bonds and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, or resign.

Section 6.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Guarantee Agreement, any Security Document, it shall not be accountable for any Subsidiary Guarantor’s use of the proceeds from the Bonds, it will not be responsible for the use or application of any money received by any paying agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Bonds or any other document in connection with the sale of the Bonds or pursuant to this Guarantee Agreement.

Section 6.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Bonds a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on any Bond, the Trustee may withhold from Holders the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the best interests of the Holders.

Section 6.06 [Reserved]

Section 6.07 Compensation and Indemnity.

(a) The Company and Subsidiary Guarantors, jointly and severally, shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Agreement and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company and Subsidiary Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Guarantee Agreement, any security document or the Collateral Trust Agreement including the costs and expenses of enforcing this Guarantee Agreement, any security document or the Collateral Trust Agreement against the Company and the Subsidiary Guarantors (including this Section 6.07) and defending itself against any claim (whether asserted by the Company, the Subsidiary Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or any of the Subsidiary Guarantors of their obligations hereunder. The Company or such Subsidiary Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and/or Subsidiary Guarantors shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Company and the Subsidiary Guarantors under this Section 6.07 will survive the satisfaction and discharge of this Guarantee Agreement.

(d) To secure the Company’s and Subsidiary Guarantors’ payment obligations in this Section 6.07, the Trustee will have a Lien prior to the Guaranteed Obligations on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Bonds. Such Lien shall survive the satisfaction and discharge of this Guarantee Agreement.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 5.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Company’s and Subsidiary Guarantors’ obligations under this Section 6.07 shall survive the resignation or removal of the Trustee, any termination of this Guarantee Agreement, including any termination or rejection of this Guarantee Agreement in any insolvency or similar proceeding and the repayment of all the Guaranteed Obligations.

ARTICLE 7.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 7.01 Without Consent of Holders of Secured Obligations.

Notwithstanding Section 7.02 of this Guarantee Agreement, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Guarantee Agreement without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to the Holders of the Guaranteed Obligations by a successor to the Company or such Subsidiary Guarantor pursuant to Article 4 or Article 10 hereof;

(3) to make any change that would provide any additional rights or benefits to the Holders, including the addition of guarantees, or that does not adversely affect the legal rights under this Guarantee Agreement of any such Holder;

(4) to make, complete or confirm any grant of Collateral permitted or required by the security documents, the Collateral Trust Agreement or this Guarantee Agreement or any release of Collateral that becomes effective as set forth in the security documents, the Collateral Trust Agreement or this Guarantee Agreement;

(5) to conform the text of this Guarantee Agreement to any provision of the Description of the Guarantees to the extent that such provision in the Description of the Guarantees was intended to be a verbatim recitation of a provision of this Guarantee Agreement; or

(6) to allow any Person to execute a supplemental guarantee agreement to become a Subsidiary Guarantor.

Upon the request of the Company authorizing the execution of any such amended or supplemental guarantee agreement, and upon receipt by the Trustee of the documents described in Section 3.15 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental guarantee agreement authorized or permitted by the terms of this Guarantee Agreement and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental guarantee agreement that affects its own rights, duties or immunities under this Guarantee Agreement or otherwise.

Section 7.02 With Consent of Holders of Guaranteed Obligations.

(a) Except as provided above in Section 7.01 and below in this Section 7.02, the Company and the Trustee may amend or supplement this Guarantee Agreement with the consent of the Holders of at least a majority in principal aggregate amount of the Guaranteed Obligations then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Guaranteed Obligations), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on Guaranteed Obligations, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Guarantee Agreement may be waived with the consent of the Holders of a majority in principal aggregate amount of the then outstanding Guaranteed Obligations (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Guaranteed Obligations).

Upon the written request of the Company and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Guaranteed Obligations as aforesaid, and upon receipt by the Trustee of the documents described in Section 3.15 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental guarantee agreement unless such amended or supplemental guarantee agreement directly affects the Trustee’s own rights, duties or immunities under this Guarantee Agreement or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental guarantee agreement.

After an amendment, supplement or waiver under this Section 7.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental guarantee agreement or waiver.

Subject to Section 5.02 hereof, the Holders of a majority in aggregate principal amount of the Guaranteed Obligations then outstanding may waive compliance in a particular instance by the Company with any provision of this Guarantee Agreement. However, without the consent of each Holder affected, an amendment or waiver under this Section 7.02 may not (with respect to any Guaranteed Obligations held by a non-consenting Holder):

(1) reduce the principal amount of Guaranteed Obligations whose Holders must consent to an amendment, supplement or waiver;

(2) waive a Default or Event of Default in the payment of principal of or interest or premium on such Guaranteed Obligation (except a rescission of acceleration of the Guaranteed Obligations by the Holders of at least a majority in aggregate principal amount of the Guaranteed Obligations and a waiver of the payment default that resulted from such acceleration);

(3) make any Guarantee payable in money other than that stated in this Guarantee Agreement;

(4) make any change in the provisions of this Guarantee Agreement relating to waivers of past Defaults or the rights of Holders of Guaranteed Obligations to receive payments of principal of or interest or premium on the Guaranteed Obligations; or

(5) make any change in Section 5.02 hereof or in the foregoing amendment and waiver provisions.

(b) Notwithstanding any other provision of this Guarantee Agreement, no amendment or supplement to the provisions of Article 9 hereof may be made in a manner which conflicts with the provisions of Section 9.03 hereof.

Section 7.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Guaranteed Obligation is a continuing consent by the Holder of a Guaranteed Obligation and every subsequent Holder of a Guaranteed Obligation or portion of a Guaranteed Obligation that evidences the same debt as the consenting Holder’s Guaranteed Obligation, even if notation of the consent is not made on any Guaranteed Obligation. However, any such Holder of a Guaranteed Obligation or subsequent Holder of a Guaranteed Obligation may revoke the consent as to its Guaranteed Obligation if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 7.04 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental guarantee agreement authorized pursuant to this Article 7 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental guarantee agreement, the Trustee will be entitled to receive and will be fully protected in relying upon, in addition to the documents required by Section 10.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental guarantee agreement is authorized or permitted by this Guarantee Agreement.

ARTICLE 8.

COLLATERAL AND SECURITY

Section 8.01 Security.

The punctual payment of (i) the principal of, premium and interest on the Bonds and all other Guaranteed Obligations, (ii) interest on overdue principal of, premium and interest on, the Bonds and all other Guaranteed Obligations, and (iii) the performance of all other obligations of the Company to the Holders or the Trustee under this Guarantee Agreement, according to the terms hereunder are secured Equally and Ratably by liens upon the Company’s and each Subsidiary Guarantor’s rights in the Collateral.

Section 8.02 Collateral.

This Guarantee Agreement is secured Equally and Ratably by security interests granted to the Collateral Trustee in substantially all of the tangible and intangible assets of the Company and the Subsidiary Guarantors as more fully described in the Collateral Trust Agreement (as so described, the “Collateral”).

Section 8.03 Further Assurances.

(a) The Company and each Subsidiary Guarantor shall do or cause to be done all acts and things which may be required, or which the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds Equally and Ratably, for the benefit of the Trustee and the Holders of the Guaranteed Obligations duly created, enforceable and perfected Liens (subject to Permitted Prior Liens) upon all property, whether real, personal (including after-acquired personal property) or mixed, of the Company and the Subsidiary Guarantors that is subject to any Lien securing any Guaranteed Obligation.

(b) If the Company or any of the Subsidiary Guarantors owns or acquires any property that is subject to a Lien securing this Guarantee Agreement, but is not subject to a valid, enforceable perfected Lien (subject to Permitted Prior Liens) in favor of the Collateral Trustee as secured Equally and Ratably for all of the Guaranteed Obligations, then the Company shall, or shall cause such Subsidiary Guarantor to, concurrently:

(1) execute and deliver to the Collateral Trustee a security document upon substantially the same terms as the security documents delivered in connection with the issuance of this Guarantee Agreement, granting a Lien upon such property to the Collateral Trustee for the benefit of the Holders of Guaranteed Obligations, Equally and Ratably;

(2) cause the Lien granted in such security document to be duly perfected in any manner permitted by law and cause each other Lien that secures Indebtedness upon such property to be (A) released, unless it is a Permitted Lien, or (B) subordinated to the Collateral Trustee’s Liens if it is not a Permitted Prior Lien; and

(3) deliver to the Trustee and Collateral Trustee any opinion of counsel delivered to or for the benefit of any Guaranteed Obligations relating to such security document or the Lien granted therein.

(c) Upon the written request of the Collateral Trustee at any time and from time to time, the Company and each Subsidiary Guarantor shall promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents and take such other actions as shall be required or which the Collateral Trustee may reasonably request to grant, perfect or maintain the priority of (subject to Permitted Prior Liens) the Liens and benefits intended to be conferred as contemplated by the security documents for the benefit of the Holders of the Guaranteed Obligations.

Section 8.04 Collateral Trustee.

(a) The Company has appointed Wells Fargo Bank, National Association, or one of its affiliates to serve as the Collateral Trustee for the benefit of the Holders of:

(1) the Bonds; and

(2) any and all future Guaranteed Obligations; outstanding from time to time.

(b) The Collateral Trustee (directly or through co-trustees, agents or sub-agents) holds, and is entitled to enforce, all Liens on the Collateral.

(c) Except as provided in the Collateral Trust Agreement or the security documents or as directed by an Act of Guaranteed Debtholders, the Collateral Trustee is not obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the security documents, the Liens created thereby or the Collateral.

Section 8.05 Security Documents.

(a) Each Holder hereby authorizes the Trustee and the Collateral Trustee, as applicable, on behalf of and for the benefit of the Holders, to be the agent for and representative of the Holders with respect to the Guaranteed Obligations, the Collateral and the Security Documents.

(b) Anything contained in this Guarantee Agreement and the Security Documents to the contrary notwithstanding, each Holder hereby agrees that no Holder or the Trustee shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies of the Trustee hereunder may be exercised solely by the Trustee in accordance with the terms hereof and all powers, rights and remedies in respect of the Collateral under the security documents may be exercised solely by the Collateral Trustee.

Section 8.06 Release of Security Interests.

(a) The Collateral will be released from the Collateral Trustee’s Liens:

(1) in whole, at any time when no Default Period is continuing, if neither the Company nor any Subsidiary Guarantor has any Guaranteed Obligations secured by Liens;

(2) as to any or all Collateral at any time, if (A) consent to the release of Collateral has been given by an Act of Guaranteed Debtholders and (B) such release has become effective in accordance with the terms of the consent; and

(3) in accordance with the provisions of the security documents as in effect from time to time.

(b) The Collateral Trustee’s Liens upon Collateral will no longer secure this Guarantee Agreement and the right of the holders of Guaranteed Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on Collateral will terminate and be discharged at the Company’s written request:

(1) upon satisfaction and discharge of the Guaranteed Obligations pursuant to the indenture or other similar instrument under which they were issued.;

(2) upon defeasance of the Guaranteed Obligations pursuant to the indenture or other similar instrument under which they were issued; or

(3) upon payment in full in cash of the Guaranteed Obligations that are outstanding, due and payable at the time the Guaranteed Obligations are paid in full in cash.

(c) If any Collateral is released in accordance with this Guarantee Agreement or any security document and if the Company has delivered the certificates and documents required by the Security Documents and this Section 8.06, the Trustee, upon receipt of such certificates and Opinion of Counsel, shall notify the Collateral Trustee of the receipt of such documents.

Section 8.07 Environmental Indemnity.

(a) Each of the Company and the Subsidiary Guarantors jointly and severally agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless the Trustee and each Holder and each of their respective Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided, no Indemnitee shall be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such

Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly and primarily from the gross negligence or willful misconduct of such Indemnitee.

(b) All amounts due under Section 8.07(a) hereof shall be payable not later than 10 days after written demand therefor.

(c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 8.07(a) hereof may be unenforceable in whole or in part because they are violative of any law or public policy, each of the Company and Subsidiary Guarantors shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d) Neither the Company nor any Subsidiary Guarantor shall ever assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent lawful) any punitive damages arising out of, in connection with, or as a result of, this Guarantee Agreement, any Security Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and each of the Company and Subsidiary Guarantors hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) The agreements in this Section 8.07 shall survive repayment of the Bonds and all other amounts payable hereunder and the resignation and removal of the Trustee or collateral agent.

ARTICLE 9.

COLLATERAL SHARING

Section 9.01 Equal and Ratable Lien Sharing by Holders of Guaranteed Obligations.

(a) Notwithstanding (1) anything to the contrary contained in the agreements governing the Guaranteed Obligations, (2) the time of incurrence of any Guaranteed Obligations, (3) the order or method of attachment or perfection of any Liens securing this Guarantee Agreement, (4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral, (5) the time of taking possession or control over any Collateral or (6) the rules for determining priority under any law governing relative priorities of Liens:

(1) all Liens at any time granted by the Company or any of its Subsidiary Guarantors in the Collateral to secure this Guarantee Agreement shall secure, Equally and Ratably, all liabilities of the Company or such Subsidiary under or in respect of this Guarantee Agreement; and

(2) all proceeds of all Liens at any time granted by the Company or any its Subsidiary Guarantors in the Collateral to secure this Guarantee Agreement shall be allocated and distributed Equally and Ratably on account of all liabilities of the Company or such Subsidiary under or in respect of this Guarantee Agreement.

(b) The provisions of Section 9.01(a) hereof are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future Holder of Guaranteed Obligations and each present and future Secured Debt Representative.

(c) It is understood that Collateral may be released pursuant to the provisions of Section 8.06 hereof.

Section 9.02 Enforcement of Security Interests.

The enforcement of the Collateral Trustee’s Liens in the Collateral shall be governed by the Collateral Trust Agreement.

Section 9.03 Amendment and Supplement.

(a) No amendment or supplement to the provisions of Section 9.01 hereof that adversely affects the right of any Holder of Guaranteed Obligations to share in the Collateral Equally and Ratably will:

(1) be effective unless set forth in a writing signed by the appropriate Secured Debt Representatives with the consent of the Holders of at least a majority in principal amount of the Guaranteed Obligations then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any Guaranteed Obligations); or

(2) be effective without the written consent of the Company.

No waiver of the provisions of this Article 9 will in any event be effective unless set forth in a writing signed and consented to, as required for an amendment under this Section 9.03, by the party to be bound thereby.

(b) Any amendment or supplement to the provisions of the Security Documents will be effective only in accordance with the provisions of Section 9.01 of the Collateral Trust Agreement.

ARTICLE 10.

SUBSIDIARY GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Guaranteed Obligations and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Guarantee Agreement, the Indenture, the Guaranteed Obligation or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, and premium and interest on the Bonds and all other Guaranteed Obligations shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Bonds and all other Guaranteed Obligations, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Bonds or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Subsidiary Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Bonds or any other Guaranteed Obligations, the Indenture or this Guarantee Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder of the Bonds with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Bonds, the Indenture and this Guarantee Agreement.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary

Guarantee. The Subsidiary Guarantors will have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

Section 10.02 Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Bonds, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Guarantee Agreement.

To evidence its Subsidiary Guarantee set forth in Section 10.01, each Subsidiary Guarantor hereby agrees that this Guarantee Agreement shall be executed on behalf of such Subsidiary Guarantor by one of its Officers.

Section 10.04 Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) subject to Section 10.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under this Guarantee Agreement and all Security Documents delivered by that Subsidiary Guarantor pursuant to a supplemental guarantee agreement.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental guarantee agreement, executed and delivered to the Trustee and satisfactory in form to the Trustee, of this Guarantee Agreement and the due and punctual performance of all of the covenants and conditions of this Guarantee Agreement to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a

Subsidiary Guarantor. All the Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Guarantee Agreement as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Guarantee Agreement as though all of such Subsidiary Guarantees had been issued on the Issue Date.

Except as set forth in Articles 3 and 4 hereof, and notwithstanding clauses (a) and (b) above, nothing contained in this Guarantee Agreement will prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, or will prevent any sale or conveyance of the property of a Subsidiary Guarantor as an entirety or substantially as an entirety to the Company or another Subsidiary Guarantor.

Section 10.05 Releases.

The Subsidiary Guarantee of a Subsidiary Guarantor shall be released automatically and all security interests granted by that Subsidiary Guarantor or granted in such Subsidiary Guarantor’s Capital Stock to the Collateral Trustee shall be released with respect to the Guaranteed Obligations automatically upon satisfaction and discharge or defeasance of the Bonds pursuant to the Indenture.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Notices.

Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Subsidiary Guarantor:

Microgy Holdings, LLC

4 Cate Street

Portsmouth, NH

Telecopier No.:

Attention: General Counsel

If to the Trustee:

Wells Fargo

Four Penn Center, Suite 810

1600 JFK Boulevard

Philadelphia, PA 19103

Telecopier No.: 215-861-9460

Attention: Corporate Trust Services Group

The Company, any Subsidiary Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Trustee Registrar under the Indenture. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Secured Debt Representative at the same time.

Section 11.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Guarantee Agreement, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Guarantee Agreement relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 11.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Guarantee Agreement must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 11.04 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Guaranteed Obligations, this Guarantee Agreement, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Guaranteed Obligations by accepting a Guaranteed Obligation waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Guaranteed Obligations. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 11.05 Governing Law.

THE INTERNAL LAW OF THE STATE OF TEXAS WILL GOVERN AND BE USED TO CONSTRUE THIS GUARANTEE AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 11.06 No Adverse Interpretation of Other Agreements.

This Guarantee Agreement may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Guarantee Agreement.

Section 11.07 Successors.

All agreements of the Company in this Guarantee Agreement and the Bonds will bind its successors. All agreements of the Trustee in this Guarantee Agreement will bind its successors. All agreements of each Subsidiary Guarantor in this Guarantee Agreement will bind its successors, except as otherwise provided in Section 10.05.

Section 11.08 Severability.

In case any provision in this Guarantee Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 11.09 Counterpart Originals.

The parties may sign any number of copies of this Guarantee Agreement. Each signed copy will be an original, but all of them together represent the same agreement.

Section 11.10 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Guarantee Agreement have been inserted for convenience of reference only, are not to be considered a part of this Guarantee Agreement and will in no way modify or restrict any of the terms or provisions hereof.

Section 11.11 Waiver of Jury Trial.

BY AGREEING TO THIS SECTION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE. THE COMPANY AND THE SUBISDIARY GUARANTORS WAIVE TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING TO WHICH ANY OF THEM MAY BE A PARTY ARISING OUT OF ANY INDEBTEDNESS OR ANY GUARANTEED OBLIGATION. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION AR PROCEEDING, INCLUDING CLIAMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS GUARANTEE AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE AND NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL AND THAT IT HAS HAD THE OPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures on following pages]

SIGNATURES

Dated as of October 1, 2006

MICROGY HOLDINGS, LLC, as Guarantor

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Vice President and Treasurer

SUBSIDIARY GUARANTORS:

MST PRODUCTION LTD., as Guarantor

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:

MST GP, LLC., as Guarantor

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Vice President and Treasurer

MST ESTATES, as Guarantor

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Vice President and Treasurer

RIO LECHE ESTATES, L.L.C., as Guarantor

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Vice President and Treasurer

MISSION BIOGAS, L.L.C., as Guarantor

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Vice President and Treasurer

HEREFORD BIOGAS, L.L.C., as Guarantor

By:	/s/ John F. O’Neill
Name:	John F. O’Neill
Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Marvin Kierstead
Name:	Marvin Kierstead
Title:	Vice President